Exhibit 99.1

News From:

Release Date: April 29, 2014

Contact:

Jenniffer Collins

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES ANNOUNCES FIRST QUARTER 2014 RESULTS

BUENA, NJ - (PR NEWSWIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based topical generic drug development and manufacturing company, announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Total revenues of $6.9 million in the first quarter of 2014, an increase of 86% over the same quarter in 2013
•

Total net revenues generated from the sale of IGI label generic topical pharmaceutical products for the three months ended March 31, 2014 were $2.9 million, an increase of 108% over the same quarter in
2013

•	Gross profit for the period ended March 31, 2014 grew to 42% as compared to 30% in the same period of 2013
•	IGI filed its fourteenth Abbreviated Drug Application, or ANDA, with the U.S. Food and Drug Administration (FDA) in March 2014
•	IGI received its first approval from the FDA for an ANDA for lidocaine hydrochloride USP 4% topical solution
•	Net income was $0.2 million in the first quarter of 2014, compared to a net loss of $0.3 million in the same period in 2013

IGI’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “The first quarter represents a strong start to our year of transformation. We received our first ANDA approval for lidocaine hydrochloride USP 4% topical solution in March. This was a huge milestone for IGI, and validated our organic research and development expertise. On the financial front, we increased total revenue 86 percent over the same quarter last year, and improved margins to end the first quarter of 2014 with a gross margin of 42%, compared to 30% one year ago. As promised, we maintained profitability in the first quarter of 2014, even though we significantly increased our expenses related to research and development. We continue to expect to file at least ten ANDAs in 2014, and we have accelerated our R&D efforts in order to meet our commitments.” Mr. Grenfell-Gardner continued, “We continue to expect revenue to increase between 40% and 45% over 2013. We are committed to sustain profitability in 2014, even though we plan to at least double our spending in research and development in 2014 over 2013.”

The Company will hold a conference call today at 4:30 pm ET to discuss first quarter 2014 results.

The Company invites you to listen to the call by dialing 1-866-515-2913. International participants should call 1-617-399-5127. The passcode for the conference call is 66700649.

This call is being webcast by NASDAQ OMX and can be accessed at IGI's website at www.igilabs.com.

The webcast is also being distributed through third party distribution channels, including the StreetEvents Network operated by Thompson Reuters (Markets) LLC and its affiliates.

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2014 and 2013

(in thousands, except shares and per share information)

(Unaudited)

	2014	2013
Revenues:
Product sales, net	$6,383	$3,467
Research and development income	313	159
Licensing, royalty and other revenue	157	57
Total revenues	6,853	3,683

Costs and Expenses:
Cost of sales	3,987	2,575
Selling, general and administrative expenses	1,282	679
Product development and research expenses	1,365	658
Total costs and expenses	6,634	3,912
Operating income (loss)	219	(229)
Interest expense and other, net	(52)	(28)

Net Income (Loss)	$167	$(257)

Basic income (loss) per share	$0.00	$(0.01)
Diluted income (loss) per share	$0.00	$(0.01)

Weighted average shares of common stock outstanding:
Basic	46,826,733	42,933,146
Diluted	48,529,603	42,933,146

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

(Unaudited)

	March 31, 2014	December 31, 2013*
ASSETS
Current assets:
Cash and cash equivalents	$2,414	$2,101
Accounts receivable, net	4,120	4,947
Inventories	2,661	2,869
Prepaid expenses and other receivables	691	641
Total current assets	9,886	10,558
Property, plant and equipment, net	2,598	2,623
Product acquisition costs	1,736	1,766
Restricted cash, long term	54	54
License fee, net	175	200
Debt issuance costs, net	61	69
Other	157	157
Total assets	$14,667	$15,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,339	$1,523
Accrued expenses	2,004	2,915
Deferred income, current	360	768
Capital lease obligation, current	11	15
Total current liabilities	3,714	5,221

Note payable, bank	3,000	3,000
Other long term liabilities	12	15
Total liabilities	6,726	8,236

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 60,000,000 shares authorized; 47,019,121 and 46,748,575 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	490	487
Additional paid-in capital	52,121	51,541
Accumulated deficit	(44,670)	(44,837)
Total stockholders’ equity	7,941	7,191
Total liabilities and stockholders' equity	$14,667	$15,427

*Derived from the audited December 31, 2013 financial statements

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2014 and 2013

(in thousands)

(Unaudited)

	2014	2013

Cash flows from operating activities:
Net income (loss)	$167	$(257)
Non-cash expenses	429	196
Changes in operating assets and liabilities	(533)	(1,533)

Net cash provided by (used in) operating activities	63	(1,594)

Net cash used in investing activities	(68)	(1,486)

Net cash provided by financing activities	318	1,190

Net increase (decrease) in cash and cash equivalents	313	(1,890)
Cash and cash equivalents at beginning of period	2,101	2,536
Cash and cash equivalents at end of period	$2,414	$646

About IGI Laboratories, Inc.

IGI Laboratories is a developer and manufacturer of topical formulations for the pharmaceutical, OTC, and cosmetic markets. Our mission is to be a leading player in the generic topical prescription drug market.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," “believe”, “target”, “estimated,” "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.